EXHIBIT 99.3

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

FOR THE YEAR ENDED DECEMBER 31

(in millions, except ratios)

	2005	2004	2003	2002	2001
Earnings:
Income from continuing operations before taxes on income and before accounting change	$1,970	$2,153	$1,645	$948	$1,637
Minority interests’ share of earnings of majority-owned subsidiaries without fixed charges	—	—	—	—	—
Less equity earnings	(26)	(145)	(138)	(72)	(118)
Fixed charges added to earnings	387	313	346	380	420
Distributed income of less than 50% owned persons	40	59	35	21	23
Amortization of capitalized interest:
Consolidated	25	25	21	14	13
Proportionate share of 50% owned persons	—	—	—	—	—

Total earnings	$2,396	$2,405	$1,909	$1,291	$1,975

Fixed Charges:
Interest expense:
Consolidated	$339	$271	$314	$350	$371
Proportionate share of 50% owned persons	3	3	4	4	6

	342	274	318	354	377

Amount representative of the interest factor in rents:
Consolidated	43	37	27	25	41
Proportionate share of 50% owned persons	2	2	1	1	2

	45	39	28	26	43

Fixed charges added to earnings	387	313	346	380	420

Interest capitalized:
Consolidated	58	27	21	22	22
Proportionate share of 50% owned persons	—	—	—	—	—

	58	27	21	22	22

Total fixed charges	$445	$340	$367	$402	$442

Ratio of earnings to fixed charges	5.4	7.1	5.2	3.2	4.5

The financial information of all prior periods has been reclassified to reflect discontinued operations.